Exhibit 99.1

Legacy  Housing Corporation Reports  2019 Third Quarter Results

BEDFORD, Texas, November  14, 2019 (GLOBE NEWSWIRE) -- Legacy Housing Corporation (NASDAQ: LEGH) today announced its financial results for the third quarter ended September 30, 2019.

Financial Highlights:

•	Revenue for the third quarter of 2019 was $41.9 million, compared to $40.5 million in the third quarter of 2018, an increase of $1.4 million or approximately 3.4%.
•	Interest income was $5.7 million in the third quarter, an increase of 20% from the $4.8 million in interest income for the same period in 2018.
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The manufactured home park loan portfolio increased by $24.1 million to a total of $82.0 million, an increase of 42% from the end of 2018. The consumer loan portfolio increased to $103.1 million, inclusive of the allowance for loan loss and other discounts.

•	Manufactured home community sales were $16.9 million in the third quarter, a 117% increase from the $7.8 million in community sales in the third quarter of 2018.
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Earnings before taxes were 8.0 million in the third quarter of 2019, compared to $8.7 million in the prior year quarter. Net income was $6.1 million in the third quarter of 2019, compared to $6.5 million for the comparable period in 2018, a 5.4% decrease in net income.

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Earnings per share for the second quarter of 2019, based on diluted weighted average shares outstanding, was $0.25 on 24,338,839 diluted outstanding shares versus $0.32 on 20,000,000 outstanding shares for the comparable quarter in 2018. The increase in shares reflects those shares sold pursuant to the Company’s successful initial public offering, net of treasury stock.

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Curtis D. Hodgson, Executive Chairman of the Board, commented, “Our 2019 third quarter sales were an improvement over the same period from 2018, but we did have shrinking margins this quarter, which, while disappointing, we do not believe is indicative of our expected margins on an on-going basis. Going into the fourth quarter, we see strong demand, a healthy backlog, and increasing production at all three plants, which makes us optimistic about how we will finish out the year. We also continue to make substantial progress on our manufactured home community development projects, and we believe this will lead to growth of our top and bottom lines in 2020. Finally, our sales to manufactured home communities continues to exceed our expectations. Quarter-over-quarter, our sales to communities have more than doubled.”

This shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Company’s securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Management Conference Call- November 15 at 9 AM (Central Time)

Senior management will discuss the results of the third quarter of 2019 in a live webcast and conference call on Friday, November 15, 2019 at 9:00 AM Central Time. To register and participate in the webcast, please go to https://edge.media-server.com/mmc/p/hwgwg7z9, which will also be accessible via www.legacyhousingusa.com under the Investors link. In order to dial in, please call in at (866) 939-8247 and enter Conference ID 1036278 when prompted. Please try to join the webcast or call at least ten minutes prior to the scheduled start time.

About Legacy Housing Corporation

Legacy Housing Corporation builds, sells and finances manufactured homes and "tiny houses" that are distributed through a network of independent retailers and company-owned stores and are sold directly to manufactured housing communities. We are the fourth largest producer of manufactured homes in the United States as ranked by number of homes manufactured based on the information available from the Manufactured Housing Institute.  With current operations focused primarily in the southern United States, we offer our customers an array of quality homes ranging in size from approximately 390 to 2,667 square feet consisting of 1 to 5 bedrooms, with 1 to 3 1/2 bathrooms.  Our homes range in price, at retail, from approximately $22,000 to $120,000.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control.  As a result, our actual results or performance may differ materially from anticipated results or performance. Legacy Housing undertakes no obligation to update any such forward-looking statements after the date hereof, except as required by law. Investors should not place any reliance on any such forward-looking statements.

Investor Inquiries:

Neal Suit, (817) 799-4906
investors@legacyhousingcorp.com

or

Media Inquiries:

Casey Mack, (817) 799-4904

pr@legacyhousingcorp.com

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